Exhibit 1

BRITISH AMERICAN TOBACCO P.L.C. (the “COMPANY”)

NOTIFICATION IN ACCORDANCE WITH LISTING RULE 9.6.14R(2)

In accordance with Listing Rule 9.6.14R(2), the Company announces that Dr Marion Helmes, a Non-Executive Director of British American Tobacco p.l.c., was appointed on 1 March 2018 as a member of the Supervisory Board of Siemens Healthineers AG, which listed on the Frankfurt Stock Exchange on 16 March 2018.

Sophie Kerr
Assistant Secretary
British American Tobacco p.l.c.

19 March 2018

Tel: 020 7845 2603